Exhibit 5.1

[Akerman LLP Letterhead]

April 9, 2015

Solitron Devices, Inc.

3301 Electronics Way

West Palm Beach, Florida 33407

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Solitron Devices, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission ("Commission") on or about the date hereof pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) 700,000 shares of the Company's common stock, par value $0.01 per share (the "Incentive Plan Shares"), that may be issued pursuant to the Company's 2007 Stock Incentive Plan (the "Incentive Plan") and (ii) 430,260 shares of the Company's common stock, par value $0.01 per share (the "Option Shares," and collectively with the "Incentive Plan Shares," the "Shares"), that may be issued pursuant to options previously awarded to Mr. Shevach Saraf, the Company's Chairman, President, Chief Executive Officer, Treasurer and Chief Financial Officer (the "Options"), together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”) issuable pursuant to the Rights Agreement, dated as of May 29, 2012, between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”). Prior to the occurrence of certain events, none of which has occurred as of the date of the Registration Statement, the Rights will not be exercisable or separable from the Common Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Incentive Plan, the Options and the Rights; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records, and instruments.

Based upon the foregoing examination, we are of the opinion that the Incentive Plan Shares issuable pursuant to the Incentive Plan, the Option Shares issuable pursuant to the Options and the related Rights have been duly authorized and the Incentive Plan Shares when issued and delivered in accordance with the terms of the Incentive Plan and the Option Shares when issued and delivered in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable shares of the Company's common stock, par value $0.01 per share, and the related Rights when issued in accordance with the Rights Ageement will be validly issued preferred share purchase rights for Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ AKERMAN LLP